AGREEMENT made as of this 11th day of August, 1997, by

and between The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and George V. Grune (the

"Employee").

         WHEREAS, the Employee was formerly an employee of the

Company prior to his original retirement;

         WHEREAS, the Employee possesses an intimate knowledge

of the business and affairs of the Company and its policies,

procedures, methods and personnel; and

         WHEREAS, the Company desires to secure the services

and employment of the Employee on behalf of the Company and the

Employee is willing to render such services on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual

covenants contained herein, the parties hereto agree as

follows:

         1.   Employment Term.  Subject to the terms and

provisions of this Agreement, the Company hereby agrees to

employ the Employee and Employee hereby agrees to be employed by the Company for the period commencing on the date hereof and ending on July 31, 1998 (the "Initial Term"), provided, however that the period of employment shall automatically be extended for a six month period on each of August 1, 1998 and February

1, 1999 (each an "Extension Term") (the Initial Term and each

Extension Term in effect, the "Employment Term") unless one of the parties gives written notice to the other, not less than forty five days prior to the proposed date of extension,

notifying the recipient that the notifying party does not wish to extend the term of employment.  The term of this Agreement shall be coincident with the Employment Term.

         2.   Duties.  During the Employment Term the Employee

shall serve as Chairman and Chief Executive Officer of the

Company or such other position as may be agreed upon by Company and the Employee and shall perform such duties, services and responsibilities incident to such position(s) as determined

from time to time by the Board of Directors of the Company (the

"Board").

         The Employee shall devote his full business time,

attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company.  The Employee will not, without the prior written approval of the Board, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the

Company.

         However, the Employee shall be entitled to serve on

corporate, civic or charitable boards or committees and to

manage personal investments, so long as such activities do not interfere with the performance of Employee's duties or

responsibilities pursuant to this Agreement.

         3.   Compensation and Certain Benefits.  (a) In

consideration of the performance by the Employee of the

Employee's obligations during the Employment Term (including any services as an officer, director, employee, member of any committee of the Company, or otherwise) the Company will,

during the Employment Term, pay the Employee a salary (the

"Salary") at an annual rate of not less than $660,000.  In

addition, the Employee will have an annual bonus target of

$990,000 with a range of opportunity of from 0% to 150% of the annual bonus target, depending on Company results and

individual performance (the "Annual Bonus").  The Annual Bonus shall be payable to the Employee only (i) to the extent the

Company achieves the performance goals for the applicable

fiscal year as set by the Company's Compensation & Nominating

Committee or (ii) if such performance goals are not met, with the consent of the Company's Compensation & Nominating

Committee, taking into account such factors as cost reduction,

product development/marketing initiatives, organizational

changes, customer expansion and such other factors as the

Committee determines to be relevant.

         (b)  The Employee will be entitled to the use of a

Company automobile, use of the Company's airplane and use of on-

site housing during the Employment Term (collectively, the

"Perquisites").

         (c)  The Company will grant to the Employee in the

Initial Term stock appreciation rights ("SARs") relating to

212,000 shares of the Company's Class A common stock.  50% of the SARs will vest on the last day of the Initial Term and a further 25% of the SARs will vest on the last day of each

Extension Term, if in effect.  If the Employment Term is not extended beyond the Initial Term or the Employee is terminated for any reason other than Cause (as defined below), all of the

SARs granted to the Employee or which, absent the Employee's termination would have been granted to the Employee during the

Initial Term, shall vest immediately.

         (d)  With respect to any income imputed to the

Employee in connection with the Perquisites (the "Perquisite

Income"), the Employee will be entitled to receive an

additional amount (the "Perquisite Gross-Up Payment") so that after payment of all taxes imposed on the Perquisite Gross-Up

Payment, the Employee retains an amount sufficient to pay all taxes on the Perquisite Income.

         (e)  With respect to any investment income of the

Employee and any retirement income of the Employee arising out of his original retirement from the Company (collectively, the

"Other Income"), the Employee will be entitled to receive an additional amount (the "Other Income Gross-Up Payment" and,

together with the Perquisite Gross-Up Payment, the "Gross-Up

Payment") so that, after payment of all taxes on the Other

Income Gross-Up Payment, the Employee retains an amount

sufficient to pay all taxes imposed by the State and City of

New York on the Other Income.

         (f)  The Salary and the Perquisite  Gross-Up Payment

shall be payable in accordance with the normal payroll

practices of the Company then in effect.

         (g)  At least thirty days prior to the due date of any

estimated tax payment by the Employee, the Employee shall

deliver to the Company's independent auditors (the "Auditors")

with a copy to the Company's Vice President, Tax a statement

(the "Quarterly Statement") setting forth the amount of the

Employee's Other Income to which the estimated tax payment

relates and his calculation of the Other Income Gross-Up

Payment with respect thereto. The Auditors shall determine and report to the Company the amount of the applicable Other Income

Gross-Up Payment within fifteen days of their receipt of the

Quarterly Statement.  Promptly following receipt of the

Auditor's report, the Company shall pay to the Employee the

amount of the Other Income Gross-Up Payment as determined by the Auditors.

         (h)  Within thirty days after the filing by the

Employee of his federal, state and city tax returns for any tax year, the Employee will deliver to the Auditors with a copy to the Company's Vice President, Tax  a statement (the "Annual

Statement") setting forth (i) the Employee's Other Income and

Perquisite Income (collectively, the "Gross-Up Income") for

that year, (ii) his calculation of the amount of the Gross-Up

Payment with respect thereto, and (iii) the difference between

(x) the Gross-Up Payment set forth on the Annual Statement and

(y) the sum of payments made to the Employee for that year

pursuant to Sections 3(d) and 3(g) (the "Residual Gross-Up

Payment").  The Auditors shall determine and report to the

Company the amount of the applicable Residual Gross-Up Payment within fifteen days of their receipt of the Annual Statement.

If the Residual Gross-Up Payment amount as determined by the

Auditors is a positive number reflecting an under payment by the Company of the applicable Gross-Up Payment, the Company

shall promptly following receipt of the Auditors report pay to the Employee that amount or, if the Residual Gross-Up Payment amount as determined by the Auditors is a negative number

reflecting an overpayment by the Company of the applicable

Gross-Up Payment, the Employee shall promptly following receipt of the Auditors report pay to the Company that amount.

         (i)  If, at any time, the Internal Revenue Service or

any other taxing authority determines upon audit or issues an assessment that additional tax is due with respect to the

Employee's Gross-Up Income, the Company shall pay to the

Employee the shortfall in the amount of the applicable Gross-Up

Payment.  The Employee shall have the right to represent his own interests in any such audit or in any proceeding with

respect to any such assessment (a "Tax Matter"), provided that the Employee shall not be permitted to agree to a settlement of any such Tax Matter without the consent of the Company, which consent shall not be unreasonably withheld.

         (j)  Any determination made by the Auditors pursuant

to Sections 3(g) or 3(h) shall be final and binding on the

Company and the Employee.

         (k)  Except as expressly set forth herein, the

Employee shall be solely responsible for taxes imposed on the

Employee by reason of any compensation and benefits provided hereunder and the Company shall be entitled to withhold from all such compensation and benefits all applicable taxes

required to be withheld pursuant to federal, state or local

law.

         4.   Benefits.  In addition to the payments and

benefits described above, during the Employment Term, the

Employee shall be entitled to participate in any employee

benefit plans then in effect for senior management and receive any other programs or benefits that the Company then provides to senior management to the extent the Employee meets the

eligibility requirements for any such plan or benefit;

provided, however, that the Employee shall not be eligible to participate in the Severance Plan for Senior Management and the

Income Continuation Plan for Senior Management.  Any SARs

granted to the Employee prior to his employment hereunder shall continue to be outstanding and exercisable, in accordance with their terms, during the Employment Term.  All SARs granted to the Employee during the Employment Term shall vest and become fully exercisable upon a Change in Control pursuant to the

terms of the Key Employee Long Term Incentive Plan.

         5.   Vacations.  During the Employment Term, the

Employee shall be entitled to the number of paid vacation days in each calendar year determined by the applicable Company

policy from time to time, but not at the rate of less than 20 business days in any calendar year.

         6.   Termination.  The Employee's employment with the

Company and the Employment Term shall terminate upon the

expiration of the Employment Term or upon the earlier

occurrence of any of the following events:

              (a)  The death of the Employee.

              (b)  The mutual agreement between the Company and

the Employee.

              (c)  The termination of employment by the Company

for Cause.  Termination of employment for "Cause" shall mean termination based on the Employee's breach of this Agreement,

conduct by the Employee that is dishonest, fraudulent or

unlawful, gross negligence, or willful misconduct by the

Employee, in any case, which discredits or damages the Company.

              (d)  The termination of employment by the Company

for Disability.

              (e)  The termination of employment by the Company

other than for Cause, Disability or Death.

         In the event of termination of this Agreement pursuant

to Sections 6(b), (c) (d) or (e) hereof, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee's employment or any other

relationship with the Company, whether such matters are

business-related, legal or otherwise.  The provisions of this paragraph shall survive termination of this Agreement.

         7.   Termination Payments.

              (a)  If the Employee's employment with the

Company terminates for whatever reason, (1) the Company will promptly pay the Employee (i) any portion of the Salary and

Gross-Up Payment accrued hereunder on or prior to the date of termination but not paid to the Employee and (ii) an amount

equal to $56,221 multiplied by the number of months for which the Employee was employed hereunder prior to his termination payable in three equal annual installments, beginning on

January 1 in the year following the date of the Employee's

termination of employment, it being understood and agreed that any amount payable to the Employee pursuant to this clause (ii)

shall bear interest from the date of this Agreement to the date of payment thereof at the prime rate of The Chase Manhattan

Bank, New York and (2) the Employee shall be entitled to

exercise any outstanding options or SARs granted to him by the

Company, both prior to his employment hereunder and during the

Employment Term, at any time during the three-year period

following termination of his Employment with the Company.

              (b)  If the Employee's employment with the

Company terminates pursuant to Section 6(a) hereof, (i) the

Employee's wife shall be entitled to receive an amount, payable as a life annuity, equal to the difference (if any) between the amount of the annuity which the Employee had been receiving

prior to his employment hereunder as a result of his original retirement, and any amount payable to the Employee's wife under any Company retirement plan following the Employee's death so that the Employee's wife receives a 100% survivor annuity and

(ii) the Company shall indemnify and hold harmless the

Employee's beneficiaries against any New York State or City

estate tax liability arising as a result of the Employee's

death.  In the event that the taxing authority of New York

State or New York City determines upon audit or issues an

assessment that additional estate tax is due, the Employee's beneficiaries shall not be permitted to agree to a settlement with respect to such audit or assessment or proceeding without the consent of the Company, which consent shall not be

unreasonably withheld.

              (c)  If the Employee's employment with the

Company terminates pursuant to Section 6(e) hereof, (i) the

Company will continue to pay the Employee an amount equal to the Employee's Salary (at the rate in effect at the time of

termination of employment), in the case of termination prior to the end of the Initial Term, for the balance of the Initial

Term, and, in the case of termination during either Extension

Term, for the balance of the applicable Extension Term and (ii)

the Company will, in the case of termination prior to the end of the Initial Term , pay to the Employee within 60 days after the end of fiscal 1998 the Annual Bonus applicable to fiscal

1998, whether or not the applicable performance goals have been met and, in the case of termination during either Extension

Term, pay to the Employee within 60 days after the end of the applicable Extension Term the Annual Bonus applicable to fiscal

1999 whether or not performance goals have been met, provided that, if the termination is during the first Extension Term,

the Employee shall only be entitled to half of the Annual Bonus for fiscal 1999.

         (d)  If the Employee's employment with the Company

terminates pursuant to Sections 6(a) or 6(d) hereof, the

Company will pay to the Employee or his designated

beneficiaries, within 60 days after the end of the fiscal year in which termination occurred, the Annual Bonus applicable to that fiscal year, to the extent that Annual Bonus is payable pursuant to Section 3(a) hereof.  The amount of the Annual

Bonus shall be pro-rated for that portion of the fiscal year during which he was employed.

         8.   Employee Covenants.

              (a)  During the terms of this Agreement and for a

period of two years thereafter, the Employee shall not  (i)

commit any criminal act against the Company or any act that

would constitute "Cause", (ii) disclose any information likely to be regarded as confidential and relating to the Company's business, (iii) solicit the Company's employees to work for a competitor of the Company, or (iv)  perform any act detrimental to the Company or its employees, including, but not limited to,

disparaging the Company, its senior management or its products.

              (b)  The Employee agrees that any breach or

threatened breach of Section 8(a) shall entitle the Company to apply for and to obtain injunctive relief, which shall be in addition to any and all other rights and remedies available to the Company at law or in equity.

              (c)  All of the Employee rights and benefits

under this Agreement shall cease upon any breach by the

Employee 8(a) of this Agreement.

         9.   Non-Waiver of Rights.  The failure to enforce at

any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such

provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce

each and every provision in accordance with its terms.

         10.  Notices.  Every notice relating to this Agreement

shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return

receipt requested.

         11.  Binding Effect/Assignment.  This Agreement shall

inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal

representatives, estates, successors (including, without

limitation, by way of merger) and assigns.  Notwithstanding the provisions or the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

         12.  Entire Agreement.  This Agreement sets forth the

entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements,

written or oral, between them as to such subject matter.  This

Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly

signed by the party to be charged.

         13.  Severability.  If any provision of this

Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application

shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

         14.  Governing Law.  This Agreement shall be governed

by and construed in accordance with the internal laws of the

State of New York, without reference to the principles of

conflict of laws.

         15.  Modifications and Waivers.  No provision of this

Agreement may be modified, altered or amended except by an

instrument in writing executed by the parties hereto.  No

waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or

dissimilar provisions at the time or at any prior or subsequent time.

         16.  Headings.  The headings contained herein are

solely for the purposes of reference, are not part of this

Agreement and shall not in any way affect the meaning or

interpretation of this Agreement.

         17.  Counterparts.  This Agreement may be executed in

two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company has caused this

Agreement to be executed by authority of its Board of

Directors, and the Employee has hereunto set his hand, the day and year first above written.



                                THE READER'S DIGEST ASSOCIATION,
                                    INC.


                                By: SUZANNE K. PILNICK
                                Name:Suzanne K. Pilnick
                                Title:    Vice President, Human
                                Resources



                             BY:  GEORGE V. GRUNE
                                  George V. Grune